Exhibit 99.1

St. Jude Medical Completes Acquisition of Endocardial Solutions, Inc.

ST. PAUL, MN, January 13, 2005 — St. Jude Medical Inc. (NYSE: STJ) announced today that it has completed the acquisition of Endocardial Solutions, Inc. (NASDAQ:ECSI) for $11.75 per share in cash consideration which represents an aggregate purchase price of approximately $272 million. St. Jude Medical and Endocardial Solutions (ESI) originally announced an agreement for St. Jude to acquire ESI in September, 2004. The stockholders of Endocardial Solutions, Inc. today adopted a merger agreement whereby ESI became a wholly owned subsidiary of St. Jude Medical, Inc. In conjunction with the completion of this transaction, St. Jude Medical will record a special charge of approximately $11 million in the first quarter related to purchased in-process research and development.

Endocardial Solutions, Inc. (ESI), located in St. Paul, Minnesota, develops, manufactures, and markets the EnSite® System used for the navigation and localization of diagnostic and therapeutic catheters used in atrial fibrillation (AF) ablation and other electrophysiology catheterization procedures. The EnSite® System is also used for the diagnostic mapping of abnormal heart rhythms with a 3D graphical display of the heart’s electrical activity. ESI has a strategic focus of increasing clinical adoption of its EnSite® System for the diagnosis and treatment of AF and other arrhythmias and will become part of St. Jude Medical’s Atrial Fibrillation Division.

St. Jude Medical is committed to leadership in the development of curative therapies for atrial fibrillation through innovative technologies, procedures and clinical studies that will result in clinically reproducible and economically compelling treatment options.

After heart failure, atrial fibrillation is one of the most prevalent, debilitating, and expensive cardiovascular diseases in the world. It is a pervasive cardiac rhythm disorder in which the upper chambers of the heart do not beat effectively. AF results in reduced cardiac output, exacerbates heart failure, and can result in the pooling and clotting of blood in the heart, often leading to stroke or other neurological problems. The prevalence of AF worldwide is in excess of six million patients. AF is progressive, expanding in incidence and severity with age. The economic impact to public and private healthcare systems of AF is increasing.

Any statements made regarding St. Jude Medical’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.